Exhibit 10.1

 OPTIONABLE, INC.

May -,2010

Mr. Brad P. O'Sullivan
401 East 89th Street
Apartment 3K
New York, NY 10128

Dear Mr. O'Sullivan:

As you are aware, you have been elected to the Board of Directors (the "Board") of Optionable, Inc. ("Optionable" or the "Company") and appointed interim Chief Executive Officer of Optionable, effective as of May 17,2010. We welcome you to Optionable and believe that the extensive experience, knowledge and insights which you will bring to Optionable will greatly benefit Optionable and its stockholders.

Your annual compensation (pro rated from May 17,2010 for the 2010 calendar year) for serving on the Board will be $25,000 paid in 12 equal monthly installments through the Company's normal payroll system. Your annual compensation (pro rated from May 17,2010 for the 2010 calendar year) for serving as the interim Chief Executive Officer will be an additional $25,000 paid in 12 equal monthly installments through the Company's normal payroll system. In addition, you will be granted options to purchase 500,000 shares of Optionable's Common Stock at an exercise price per share equal to at least 100%ofthe fair market value of shares of Optionable's Common Stock as of the date of grant and subject to the Company's customary vesting schedule and the other terms and conditions of the Company's standard option agreement. In the event that you resign from either position, you are removed from the either position for any reason, you are not re-elected as an officer or a director or you otherwise cease to be an officer or a director, effective on such date, the Company will have no further payment obligation to you other than amounts that may be owed to you for your service to the Company prior to such date. In return for such consideration you will be expected to fulfill your duties as an officer and a member of the Board, to attend in person (or if unavailable, by telephone) regularly scheduled meetings and special meetings of the Board, and to participate in committees of the Board to which you may be appointed.

Thank you for joining Optionable and we look forward to your valuable services as an officer and a director.

Very truly yours,

OPTIONABLE, INC.